INVESTOR PRESENTATION


Guaranty
Bank & Trust

NASDAQ: GNTY
3rd QUARTER 2022

SAFE HARBOR STATEMENT

ABOUT GUARANTY BANCSHARES, INC.
Guaranty Bancshares, Inc. is the parent company for Guaranty Bank & Trust, N.A. Guaranty Bank & Trust has 32 banking locations across 26 Texas communities located within the East Texas, Dallas/Fort Worth, Houston and Central Texas regions of the state. As of September 30, 2022, Guaranty Bancshares, Inc. had total assets of $3.39 billion, total loans of $2.27 billion and total deposits of $2.79 billion. Visit www.gnty.com for more information.

NO OFFER OR SOLICITATION
This communication does not constitute an offer to sell, a solicitation of an offer to sell, or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. There will be no sale of securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

NON-GAAP FINANCIAL MEASURES
Guaranty reports its results in accordance with United States generally accepted accounting principles ("GAAP"). However, management believes that certain non-GAAP performance measures used in managing its business may provide meaningful information about underlying trends in its business. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Guaranty's reported results prepared in accordance with GAAP. Please see "Reconciliation of Non-GAAP Measures" at the end of this presentation for a reconciliation to the nearest GAAP financial measure.

SAFE HARBOR STATEMENT

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our results of operations, financial condition and financial performance. These statements are often, but not always, made through the use of words or phrases such as "may," "should," "could," "predict," "potential," "believe," "will likely result," "expect," "continue," "will," "anticipate," "seek," "estimate," "intend," "plan," "projection," "would" and "outlook," or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Actual results may also be significantly impacted by the effects of the ongoing COVID-19 pandemic, including, among other effects: the impact of the public health crisis; the operation of financial markets; global supply chain disruptions; employment levels; market liquidity; the impact of various actions taken in response by the U.S. federal government, the Federal Reserve, other banking regulators, state and local governments; and the impact that all of these factors have on our borrowers, other customers, vendors and counterparties. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Such factors include, without limitation, the "Risk Factors" referenced in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, other risks and uncertainties listed from time to time in our reports and documents filed with the Securities and Exchange Commission ("SEC"). We can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this presentation, and we do not intend, and assume no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Guaranty Bancshares, Inc.

QUARTERLY HIGHLIGHTS

Ty Abston
CEO and Chairman of the Board

Cappy Payne
SR EVP and Company CFO

Shalene Jacobson
EVP and Bank CFO

Q3 2022 – QUARTERLY HIGHLIGHTS

SOLID BALANCE SHEET	• Total assets were $3.39 billion at Sept 30, 2022, compared to $3.09 billion at Dec 31, 2021 • Total gross loans were $2.27 billion at Sept 30, 2022, compared to $1.91 billion at Dec 31, 2021 • Gross loans, excluding PPP and warehouse loans, increased by $144.1 million (6.8%) during the quarter • Total deposits were $2.79 billion at Sept 30, 2022 compared to $2.67 billion at Dec 31, 2021 • Total equity was $288.7 million at Sept 30, 2022 compared to $302.2 million at Dec 31, 2021, with the decrease primarily due to lower fair market value of AFS securities within AOCI and repurchase of stock • Repurchased 19,207 shares of GNTY stock at an average price per share of $35.76 in 3Q22 • Paid cash dividends of $0.22/common share during first three quarters of 2022, compared to $0.20 in 4Q21
STRONG NET & CORE EARNINGS, NIM	• Net earnings of $10.9 million, ROAA of 1.30% and ROAE of 14.87% • Net core earnings* of $13.8 million, core ROAA* of 1.64% and core ROAE* of 18.84% • Net earnings per basic share of $0.92, net core earnings per basic share of $1.16* • Net interest margin (FTE), ex-PPP*, was 3.59% in 3Q22, compared to 3.56% in 2Q22 • Loan yield, ex-PPP*, was 4.96% in 3Q22, compared to 4.70% in 2Q22 • Cost of total deposits was 0.35% in 3Q22, compared to 0.23% in 2Q22
NON-INTEREST INCOME AND EXPENSE	• Non-interest income decreased by $278,000, or 4.6%, from prior quarter, due to lower gains on sales of loans of $544,000 ($377,000 from mortgage and $227,000 from SBA), lower merchant and debit card fees of $323,000 due to an annual bonus of $274,000 received in 2Q22, and offset by a gain on sale of an airplane asset of $894,000, which was included in other non-interest income. • Non-interest expense increased $543,000, or 2.8%, from 2Q22, due primarily to an increase in other non-interest expense related to a $487,000 write-down of an SBA receivable. • Efficiency ratio of 59.35%. Excluding the effects of PPP, 59.45%*

*Non-GAAP financial metrics. Calculations of these metrics and reconciliations to GAAP are included in the Reconciliation of Non-GAAP Financial Measures pages at the end of this presentation.

Q3 2022 – QUARTERLY HIGHLIGHTS

LOAN PORTFOLIO & CREDIT QUALITY

- Loan growth continued to be strong in 3Q22 but signs of slow-down are appearing
- Loan yield is trending upward. Average loan yield, ex-PPP*, for 3Q22 is 4.96% compared to 4.70% for 2Q22
- Weighted average yield on new loan originations in 3Q22 was 5.65%, compared to 4.65% in 2Q22
- $264.4 million of our loan portfolio is fully floating and $1.2 billion are adjustable rate term loans. If rates increase, $354.5 million, or 15.7% of our total portfolio will reprice by December 31, 2022.
- Non-performing assets to total assets were 0.28% in 3Q22, compared to 0.30% in 2Q22. Non-performing loans include four loans to two related borrowers that were acquired from Westbound Bank, have an outstanding balance of $6.7 million are 75% SBA guaranteed. Minimal, if any, losses are expected
- Non-performing assets to total loans were 0.41%, compared to 0.46% in 2Q22
- Net charge-offs were $362,000, compared to $99,000 in 2Q22
- Net charge-offs to average loans was 0.07% in 3Q22, compared to 0.02% in 2Q22

ACL

- Provision for credit losses of $600,000 in 3Q22, compared to no provision in 2Q22 and a reverse provision for credit losses of $1.25 million during 1Q22
- Fully unwound COVID-specific qualitative factors in 1Q22 and adjusted other Q-factors to reflect conditions more similar to pre-COVID economic environment and possible downturn. Anticipate increasing certain Q-factor adjustments in 4Q22 for a forecasted recession in 2023
- Allowance for credit losses (ACL) coverage is 1.29% of total loans at Sept 30, 2022, compared to 1.59% at Dec 31, 2021

*Non-GAAP financial metrics. Calculations of these metrics and reconciliations to GAAP are included in the Reconciliation of Non-GAAP Financial Measures pages at the end of this presentation.

Q3 2022 – QUARTERLY HIGHLIGHTS

INITIAL 2023 OUTLOOK & ASSET / LIABILITY MANAGE-MENT

- Minimal total asset growth
- Low single digit loan growth
    - More conservative underwriting
    - Fairly short duration loan portfolio
    - Strong metro markets in growth state of Texas
- Flat or slightly lower deposit balances. We have a very solid core deposit base
- NIM will likely plateau in 2Q23 or 3Q23 as deposit rates catch up with loan rates. Assuming additional Fed rate hikes in 4Q22 and 2023
- Budgeted expenses in 2023 will be near 2.50% of total assets
- Very manageable AOCI exposure. +50bps and +100bps will result in approximately $3.5 million and $7.0 million, respectively, of additional decline in fair value of AFS securities, net of tax. As of 9-30-2022, AFS securities represent 23.8%, or $197.9 million of the total portfolio of $831.3 million
- Assume an ACL build in 2023 due to possible recession and deteriorating economy – waiting to understand more concrete economic statistics and predications. Economic q-factors likely to be increased in 4Q22. However, Bank has historically experienced very low net charge-offs in prior economic downtowns
- Short term FHLB advances are $225.0 million as of 9-30-2022 and will likely be paid down in 2023 from balance sheet cash flows

Guaranty Bancshares, Inc.

Q & A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Net Core Earnings and Net Core Earnings per Common Share

	Quarter Ended				
	2022			2021	
(dollars in thousands, except per share data)	September 30	June 30	March 31	December 31	September 30
Net earnings attributable to Guaranty Bancshares, Inc.	$ 10,903	$ 10,766	$ 10,738	$ 9,159	$ 9,253
Adjustments:					
Provision for credit losses	600	—	(1,250)	—	(700)
Income tax provision	2,363	2,472	2,235	1,923	2,179
PPP loans, including fees	(57)	(436)	(783)	(958)	(1,005)
Net core earnings attributable to Guaranty Bancshares, Inc.	$ 13,809	$ 12,802	$ 10,940	$ 10,124	$ 9,727
Weighted-average common shares outstanding, basic	11,907,233	11,968,227	12,109,074	12,097,100	12,067,769
Earnings per common share, basic	$ 0.92	$ 0.90	$ 0.89	$ 0.76	$ 0.77
Net core earnings per common share, basic	1.16	1.07	0.90	0.84	0.81

Net Core Earnings to Average Assets, as Adjusted ("Core ROAA"), and Average Equity ("Core ROAE")

	Quarter Ended				
	2022			2021	
(dollars in thousands)	September 30	June 30	March 31	December 31	September 30
Net core earnings attributable to Guaranty Bancshares, Inc.	$ 13,809	$ 12,820	$ 10,940	$ 10,124	$ 9,727
Total average assets	$ 3,337,348	$ 3,209,440	$ 3,146,339	$ 3,021,079	$ 2,953,181
Adjustments:					
PPP loan average balance	(1,159)	(8,885)	(36,720)	(61,062)	(107,931)
Total average assets, adjusted	$ 3,336,189	$ 3,200,555	$ 3,109,619	$ 2,960,017	$ 2,845,250
Net core earnings attributable to Guaranty Bancshares, Inc. to average assets, as adjusted (annualized)	1.64%	1.61%	1.43%	1.36%	1.36%
Total average equity	$ 290,806	$ 291,312	$ 301,579	$ 301,398	$ 295,076
Net core earnings attributable to Guaranty Bancshares, Inc. to average equity (annualized)	18.84%	17.65%	14.71%	13.33%	13.08%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Cost of Total Deposits

(dollars in thousands)	Quarter Ended September 30, 2022	Quarter Ended June 30, 2022	Quarter Ended September 30, 2021
Total average interest-bearing deposits	$ 1,650,314	$ 1,694,363	$ 1,594,219
Adjustments:			
Noninterest-bearing deposits	1,109,205	1,090,288	892,260
Total average deposits	$ 2,759,519	$ 2,784,651	$ 2,486,479
Total deposit-related interest expense	$ 2,455	$ 1,623	$ 4,444
Average cost of interest-bearing deposits	0.59%	0.38%	0.37%
Average cost of total deposits (cost of funds)	0.35	0.23	0.24

Loan Yield, Net of PPP Effects

	Quarter Ended September 30, 2022			Quarter Ended June 30, 2022		
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Total loans	$ 2,191,411	$ 27,455	4.97%	$ 2,068,379	$ 24,587	4.77%
Adjustments:						
PPP loans average balance and net fees	(1,159)	(57)	19.51	(8,885)	(436)	19.68
Total loans, net of PPP effects	$ 2,190,252	$ 27,398	4.96%	$ 2,059,494	$ 24,151	4.70%
Effect of removing PPP loans on loan yield			(0.01%)			(0.07%)

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Net Interest Income and Net Interest Margin, Net of PPP Effects

(dollars in thousands)	Quarter Ended September 30, 2022	Quarter Ended June 30, 2022	Quarter Ended September 30, 2021
Net interest income	$ 28,297	$ 26,851	$ 23,570
Adjustments:			
PPP-related interest income	(4)	(21)	(270)
PPP-related net origination fees	(53)	(415)	(735)
Net interest income, net of PPP effects	$ 28,240	$ 26,415	$ 22,565
Total average interest-earning assets	$ 3,149,502	$ 3,020,390	$ 2,780,081
Total average interest-earning assets, net of PPP effects	3,148,343	3,011,505	2,672,150
Net interest margin(1)	3.56%	3.57%	3.36%
Net interest margin, net of PPP effects(2)	3.56	3.52	3.35
Net interest income	$ 28,297	$ 26,851	$ 23,570
Interest income tax adjustments	215	301	278
Net interest income, fully taxable equivalent ("FTE")	$ 28,512	$ 27,152	$ 23,848
Net interest income, FTE, net of PPP effects	28,455	26,716	22,843
Net interest margin, FTE(3)	3.59%	3.61%	3.40%
Net interest margin, FTE, net of PPP effects(4)	3.59	3.56	3.39

(1) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized.
(2) Net interest margin is equal to net interest income, net of PPP effects, divided by average interest-earning assets, excluding average PPP loans, annualized. Taxes are not a part of this calculation.
(3) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.
(4) Net interest margin on a taxable equivalent basis is equal to net interest income, net of PPP effects, adjusted for nontaxable income divided by average interest-earning assets, excluding average PPP loans, annualized, using a marginal tax rate of 21%.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Efficiency Ratio, Net of PPP Effects

(dollars in thousands)	Quarter Ended September 30, 2022	Quarter Ended June 30, 2022	Quarter Ended September 30, 2021
Total noninterest expense	$ 20,237	$ 19,694	$ 19,287
Adjustments:			
PPP-related deferred costs	—	—	—
Total noninterest expense, net of PPP effects	$ 20,237	$ 19,694	$ 19,287
Net interest income	28,297	26,851	23,570
Net interest income, net of PPP effects	28,240	26,415	22,565
Total noninterest income	$ 5,803	$ 6,081	$ 6,449
Securities gains (losses)	—	—	—
Noninterest income, as adjusted	$ 5,803	$ 6,081	$ 6,449
Efficiency ratio(1)	59.35%	59.80%	64.25%
Efficiency ratio, net of PPP effects(2)	59.45	60.60	66.47

(1) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.
(2) The efficiency ratio, net of PPP effects, was calculated by dividing total noninterest expense, net of PPP-related deferred costs, by net interest income, net of PPP effects, plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.